Exhibit 8.2

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Slack Technologies, Inc.	Madrid	Washington, D.C.
500 Howard Street	Milan
San Francisco, California 94105

Re:	Agreement and Plan of Merger dated December 1, 2020

Ladies and Gentlemen:

We have acted as special tax counsel to Slack Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of December 1, 2020 (the “Merger Agreement”), by and among the Company, salesforce.com, inc., a Delaware corporation (“Parent”), Skyline Strategies I Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”). This opinion is being delivered in connection with the Registration Statement on Form S-4 initially filed on the date hereof (the “Registration Statement”) of Parent, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Merger Agreement (including any Annexes thereto), (ii) the Registration Statement and the Proxy Statement/Prospectus, (iii) the respective tax representation letters of Parent, Merger Sub I, and Merger Sub II and of the Company, each dated as of the date hereof and delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the First Effective Time or the Second Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

December 23, 2020

2.

The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement, and the Proxy Statement/Prospectus, and the Mergers will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the First Effective Time and the Second Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect at the First Effective Time or the Second Effective Time;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the First Effective Time and the Second Effective Time, in each case without such qualification; and

5.

The parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement (and any agreement between Parent and the Company ancillary thereto), the Registration Statement, and the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative regulations, and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Mergers. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future

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legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

2.

No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement, or to any transaction whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP